Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	April 3, 2024
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. EXPANDS ITS EXISTING UNSECURED REVOLVING CREDIT AGREEMENT

FREEHOLD, NJ, April 3, 2024..........UMH Properties, Inc. (NYSE: UMH) (TASE:UMH), announced today that it has expanded its existing unsecured revolving credit facility (the “Facility”) from $180 million in available borrowings to $260 million in available borrowings. The Facility is syndicated with three banks, BMO Capital MarketsCorp. (“BMO”), JPMorgan Chase Bank, N.A. (“JPMorgan”) and Wells Fargo Bank, N.A. (“Wells Fargo”) as joint arrangers and joint book runners, with Bank of Montreal as administrative agent.

Samuel A. Landy, President and Chief Executive Officer commented, “The expansion of our Facility will further enhance our liquidity and strengthen the financial flexibility and balance sheet of our Company as we continue to execute our growth strategy. We are pleased to continue our long-term relationship with BMO and JPMorgan and appreciate their continued support. We would also like to welcome Wells Fargo into this Facility. We look forward to continued success with our partners.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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